Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

February 18, 2015

FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Vice President, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource Reports 2014 Earnings

•	Results exceed 2014 guidance range

•	Infrastructure investment, regulatory programs driving continued growth

•	Columbia Pipeline Partners IPO completed successfully

•	Separation remains on track for mid-2015

•	Projected long-term growth rates highlighted for both NiSource and Columbia Pipeline Group

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced net operating earnings from continuing operations (non-GAAP) of $542.5 million, or $1.72 per share, for the twelve months ended December 31, 2014, compared to net operating earnings from continuing operations (non-GAAP) of $493.9 million, or $1.58 per share in 2013 - representing an 8.9 percent year-over-year increase. Consolidated operating earnings (non-GAAP) for the twelve months ended December 31, 2014, were $1,270.3 million compared to $1,146.3 million in 2013.

On a GAAP basis, NiSource reported income from continuing operations for the twelve months ended December 31, 2014, of $530.7 million, or $1.68 per share, compared with $490.9 million, or $1.57 per share in 2013. Operating income was $1,262.4 million for the twelve months ended December 31, 2014, compared with $1,143.4 million in 2013. Refer to Schedule 2 for the items included in 2014 and 2013 GAAP operating income but excluded from operating earnings.

For the three months ended December 31, 2014, NiSource’s net operating earnings (non-GAAP) were $160.7 million, or $0.51 per share, compared with $148.7 million, or $0.47 per share for the same period in 2013. On a GAAP basis, income from continuing operations for the three months ended December 31, 2014, was $154.3 million, or $0.49 per share, compared with $153.0 million, or $0.49 per share, for the same period in 2013.

“2014 was truly a watershed year for NiSource, anchored by focused execution of our well-established infrastructure investments and the initiation of strategic and transformational growth plans,” NiSource President & Chief Executive Officer Robert C. Skaggs, Jr. said. “Supported by a record $2.2 billion capital investment program, NiSource again delivered on our earnings commitments and, for the sixth consecutive year, produced total returns for shareholders that exceeded the performance of the major utility indices.”

In addition to the notable achievements in 2014, NiSource successfully completed the initial public offering (IPO) of common units in Columbia Pipeline Partners LP (NYSE: CPPL) on February 11, 2015. Columbia Pipeline Partners issued a press release outlining its pre-IPO financial results for 2014 this morning.

Columbia Pipeline Group separation plans on track

On September 28, 2014, NiSource announced that its Board of Directors approved, in principle, plans to separate its natural gas pipeline and related businesses into a stand-alone, publicly traded company, Columbia Pipeline Group (CPG).

The separation remains on schedule, with a preliminary Form 10 for CPG filed with the U.S. Securities & Exchange Commission on February 6, 2015. Key expected board members and executive team members for both companies were announced in late 2014 and early 2015. NiSource also entered into two $1.5 billion revolving credit facilities in December to support the liquidity needs of both NiSource and CPG following the separation. Both facilities will become effective at the time of the separation. In addition, Columbia Pipeline Partners entered into a $500 million facility effective with the completion of its initial public offering. The post-separation NiSource facility will amend and replace the company's existing $2.0 billion revolving credit agreement.

“We remain on track to complete the transition in mid-2015,” Skaggs said. “Following the separation, both companies are expected to move forward as independent, investment-grade, pure-play entities with experienced teams focused on executing - and elevating - multi-billion-dollar infrastructure investment plans.”

The recapitalization process associated with the separation is expected to take place in the second quarter of 2015. As outlined at NiSource’s September Investor Day, the recapitalization process will include CPG issuing its own long-term debt prior to the separation to fund a one-time cash distribution to NiSource, which will ultimately reduce NiSource’s net debt. NiSource shareholders would retain their current shares of NiSource stock and receive a pro-rata dividend of shares of CPG stock in a transaction that is expected to be tax-free to NiSource and its shareholders. The actual number of CPG shares that would be distributed to NiSource shareholders will be determined prior to closing.

Robust long-term investment and growth outlooks for both companies

NiSource’s natural gas and electric utilities have identified approximately $30 billion in infrastructure investment opportunities over the next 20-plus years. These investments, paired with complementary regulatory and customer programs, are expected to deliver long-term earnings and dividend growth averaging 4-6 percent per year. NiSource’s infrastructure investment inventory is focused on core utility modernization and expansion projects that provide tangible value to customers and communities. NiSource’s utility capital investments are expected to reach approximately $1.3 billion in 2015.

CPG has developed a significant portfolio of organic growth investment opportunities that complement its seminal customer-supported system modernization program. Those opportunities are expected to result in approximately $12-$15 billion in growth capital investment over the next 10 years. These infrastructure projects, many of which are already under way, are expected to drive significant increased net investment, resulting in anticipated annual adjusted EBITDA growth in the mid-to-upper-teens over the next several years. CPG's annual dividend growth is expected to be commensurate with this adjusted EBITDA growth. In 2015, CPG’s capital investments are expected to reach approximately $1.1 billion, up from approximately $850 million in 2014.

Beyond the projected long-term annual growth and 2015 capital investment rates provided above, NiSource is not providing full-year guidance due to the pending separation of NiSource and CPG. As the separation date moves closer, both companies plan to provide additional details on their respective performance expectations.

There will likely be differences between the projected non-GAAP long-term average annual growth rates presented above and their GAAP comparisons. Due to the unpredictability of weather and other factors, NiSource will not be providing projected long-term average annual GAAP growth rates.

Columbia Pipeline Group continues with core modernization program, transformational growth projects

During 2014, CPG further enhanced its strategic asset position in the Marcellus and Utica Shale production regions by placing in service several new market-driven facility expansions, originating several major growth projects and continuing to deliver on its system modernization program. Key execution highlights for CPG include:

•
CPG placed more than $300 million in regulated system expansion projects in service in 2014, adding approximately 1.1 billion cubic feet of system capacity. A key project placed in service was the approximately $200 million West Side Expansion project. Fully subscribed with long-term contracts, the project involved making a portion of Columbia Gulf Transmission system bi-directional and capable of transporting 540 million cubic feet per day of Marcellus Shale production to Gulf Coast and southeast markets.

•
In December, CPG filed to recover costs related to the second year of investments under the Columbia Gas Transmission long-term system modernization program. The filing with the Federal Energy Regulatory Commission (FERC) reflects approximately $320 million in facilities placed in service as of October 31, 2014. Recovery of these investments began on February 1, 2015. A settlement with the company's customers - approved in early 2013 - addresses the initial five years of an expected 10-15 year program that exceeds $4 billion in investment.

•
Also in December, the FERC approved construction of CPG’s East Side Expansion project. The project will provide approximately 315 million cubic feet per day of additional capacity for Marcellus Shale supplies to reach growing - and capacity constrained - northeastern and mid-Atlantic markets. The approximately $275 million project is expected to be placed in service in the third quarter of 2015.

•
Progress continues on several other major growth projects, including CPG’s approximately $1.8 billion combined investment in the Leach and Rayne XPress projects, which will provide additional market access for Marcellus and Utica Shale production. Other projects in various stages of execution include the $870 million WB XPress project, the $310 million Cameron Access project, the $50 million Utica Access project, the $30 million Chesapeake LNG Plant Upgrade project, and the $25 million Kentucky Power Plant Conversion project. Together these projects will add approximately 4 billion cubic feet of new capacity commitments across the CPG system, including access to LNG export facilities in Louisiana and Maryland.

•
CPG also is in advanced commercial discussions with customers regarding the proposed Mountaineer XPress and Gulf XPress projects, which would provide further transportation capacity out of the Marcellus and Utica Shale production basins. The company expects to provide additional information about the scope and timeline of the projects in the first half of 2015.

•
Columbia Midstream Group (CMG), formerly NiSource Midstream Services, placed its $60 million natural gas liquids line project in service during the fourth quarter of 2014. The line is part of the Pennant Midstream, LLC 50/50 partnership with Harvest Pipeline, an affiliate of Hilcorp Energy, and connects the Hickory Bend Cryogenic Processing Plant to the UEO Kensington facility in northeast Ohio. Initial capacity is approximately 45,000 barrels of liquids per day with expansion potential up to 90,000 barrels per day. The partnership’s Hickory Bend Processing Plant and gathering facilities went in service in the first half of 2014.

•
CMG also is on schedule to place the first phase of its $120 million Washington County Gathering project and its approximately $65 million Big Pine Gathering System Expansion project in service before the end of 2015.

“CPG continues to execute on a wide variety of high-value projects, many of which are aimed at delivering efficient capacity for customers transporting natural gas supplies out of the Marcellus and Utica formations to liquid markets,” Skaggs said. “Our strategic footprint also provides us with significant opportunities to competitively optimize and expand our system to meet the growing needs of our customers, including competitively priced supply for local utilities, gas-fired power generation, and LNG exporters; and access to growing, high value markets for producers.”

NIPSCO places second scrubber in service, remains on plan with modernization, environmental and growth investments

During the fourth quarter of 2014, NiSource’s Indiana natural gas and electric business, Northern Indiana Public Service Co. (NIPSCO), remained on track with a broad agenda of reliability, modernization, customer service and environmental improvements. Key execution highlights for NIPSCO include:

•
In December, NIPSCO placed its final flue gas desulfurization (FGD) unit in service at its R.M. Schahfer Electric Generating Station. This unit, like the one placed in service during the fourth quarter of 2013, was delivered on time and on budget. A third FGD unit, this one at NIPSCO’s Michigan City Generating Station, is on schedule to be placed in service by the end of 2015. These investments are part of more than $850 million in environmental projects completed or in progress that allow NIPSCO to continue generating electricity using low-cost, reliable and efficient facilities, while improving air quality.

•
NIPSCO filed its 2015 investment plans with the Indiana Utility Regulatory Commission (IURC) under the company’s seven-year, nearly $2 billion electric and natural gas modernization programs. The company completed nearly $120 million of modernization projects in 2014 and plans to invest approximately $185 million in 2015.

•
Progress also continued on two major NIPSCO electric transmission projects designed to enhance region-wide system flexibility and reliability. Right-of-way acquisition and permitting are under way for both projects. The Greentown-Reynolds project is an approximately 70-mile, 765-kilovolt line being constructed in a joint development agreement with Pioneer Transmission, and the Reynolds-Topeka project is a 100-mile, 345-kilovolt line. These projects involve an investment of approximately $500 million for NIPSCO and are anticipated to be in service by the end of 2018.

•
Also during the quarter, NIPSCO received approval from the IURC to extend its Green Power Rate Program. The company also reached a settlement agreement to continue its Feed-in Tariff Program. The Green Power Rate program, introduced in early 2013, allows customers to designate a portion or all of their monthly electric usage to be attributable to power generated by renewable energy sources. The Feed-in Tariff program, originally introduced in 2012, allows customers to generate their own electricity via small-scale renewable resources and sell it back to the company.

Gas Distribution unit maintains execution focus with continued progress on modernization investments and regulatory initiatives

The NiSource Gas Distribution (NGD) companies continue to execute against their expanded infrastructure replacement and enhancement programs, complemented by a variety of customer programs and regulatory initiatives. Three recent regulatory execution highlights for NGD include:

•
On November 12, 2014, the Pennsylvania Public Utility Commission approved a settlement in Columbia Gas of Pennsylvania’s (CPA) base rate case. The case provides for recovery of CPA's investments in its well-established infrastructure modernization program and will increase annual revenues by approximately $33 million. New rates went into effect on December 20, 2014.

•
Columbia Gas of Virginia (CGV) reached a settlement on its base rate case in December 2014. The Hearing Examiner issued a recommendation to approve the settlement, and CGV expects a decision by the Virginia State Corporation Commission by the end of the first quarter of 2015. The case seeks to recover costs related to significant capital investments CGV has made to improve its system and accommodate growth, as well as costs incurred related to a number of initiatives designed to improve the safety and reliability of its system. If the settlement is approved as filed, the case would provide a base rate increase of approximately $25 million, including recovery of pipeline safety program costs.

•
Columbia Gas of Massachusetts (CMA) filed its 2015 Gas System Enhancement Plan on October 31, 2014, under new legislation authorizing accelerated recovery of gas infrastructure modernization investments. If approved by the Massachusetts Department of Public Utilities, cost recovery associated with the enhancement plan - which would increase annual revenues by approximately $2.6 million - would begin on May 1, 2015.

“NiSource’s utilities remain focused on executing their robust infrastructure plans,” Skaggs said. “This industry-leading platform for growth provides significant reliability, safety and environmental benefits to our existing and new customers, while also delivering shareholder returns through transparent recovery mechanisms.”

Full-Year 2014 Operating Earnings - Segment Results (non-GAAP)

NiSource's consolidated operating earnings (non-GAAP) for the year ended December 31, 2014, were $1,270.3 million, compared to $1,146.3 million for the same period in 2013. Refer to Schedule 2 for the items included in 2014 and 2013 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the year ended December 31, 2014, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $490.7 million for the year ended December 31, 2014, compared with operating earnings of $441.2 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $79.1 million primarily due to higher demand margin revenue as a result of growth projects placed into service and new firm contracts. Additionally, there was an increase in net revenues as a result of higher mineral rights royalty revenue.

Operating expenses, excluding the impact of trackers, increased by $40.3 million primarily due to higher employee and administrative costs, increased outside service costs, higher depreciation, a prior year gain on the sale of storage assets and increased property taxes. These increases were partially offset by gains on the conveyance of mineral interests and a decrease in software data conversion costs. Equity earnings increased by $10.7 million primarily from increased earnings at Millennium Pipeline.

Electric Operations reported operating earnings of $287.7 million for the year ended December 31, 2014, compared with operating earnings of $265.3 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $46.9 million primarily due to increased industrial margins and higher environmental investment cost recovery. Additionally, net revenues increased as a result of two electric transmission projects authorized by the Midcontinent Independent System Operator (MISO) and higher off-system sales. These increases were partially offset by a decrease in transmission upgrade revenue included in net revenues in the prior year.

Operating expenses, excluding the impact of trackers, increased by $24.5 million due primarily to increased electric generation costs largely due to maintenance-related outages and higher employee and administrative costs.

Gas Distribution Operations reported operating earnings of $517.4 million for the year ended December 31, 2014, compared with operating earnings of $448.8 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $126.3 million primarily attributable to an increase in regulatory and service programs, including the impact of the 2013 rate settlement at Columbia Gas of Pennsylvania, the new rates at Columbia Gas of Massachusetts, as well as, the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program. Additionally, there was increased residential, commercial and industrial usage, higher revenue due to an increase in residential and commercial customers and increased off-system sales.

Operating expenses, excluding the impact of trackers, increased by $57.7 million due primarily to higher employee and administrative costs, increased depreciation due to higher capital expenditures, higher outside service costs, increased other taxes, and higher uncollectibles. These increases were partially offset by lower environmental costs.

Corporate and Other Operations reported an operating earnings loss of $25.5 million for the year ended December 31, 2014, compared to an operating earnings loss of $9.0 million for the comparable prior period. The increased loss is primarily due to employee and administrative costs and consulting fees.

Other Items
Interest expense increased by $28.8 million due the issuance of long-term debt in April and October 2013 and the expiration of interest rate swaps in July 2014, partially offset by the maturity of long-term debt in March 2013 and July 2014.

Other, net reflected income of $22.3 million compared to income of $24.2 million in 2013.

The effective tax rate of net operating earnings was 36.1 percent compared to 34.6 percent for the same period last year due to higher state income taxes, primarily an Indiana state income tax change.

Fourth Quarter 2014 Operating Earnings - Segment Results (non-GAAP)

NiSource's consolidated operating earnings (non-GAAP) for the three months ended December 31, 2014, were $361.8 million, compared to $340.0 million for the same period in 2013. Refer to Schedule 2 for the items included in 2014 and 2013 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource’s business segments for the three months ended December 31, 2014, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $133.7 million for the three months ended December 31, 2014, compared with operating earnings of $120.4 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $17.9 million primarily due to higher demand margin revenue as a result of growth projects placed into service and new firm contracts.

Operating expenses, excluding the impact of trackers, increased by $8.0 million primarily due to an increase in outside service costs, higher employee and administrative costs and increased depreciation. These increases were partially offset by gains on the conveyance of mineral interests. Equity earnings increased by $3.4 million primarily from increased earnings at Millennium Pipeline.

Electric Operations reported operating earnings of $63.5 million for the three months ended December 31, 2014, compared with operating earnings of $51.3 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $5.1 million primarily due to increased environmental investment cost recovery and two electric transmission projects authorized by the MISO.

Operating expenses, excluding the impact of trackers, decreased by $7.1 million due primarily to lower employee and administrative costs and decreased other taxes.

Gas Distribution Operations reported operating earnings of $173.8 million for the three months ended December 31, 2014, compared with operating earnings of $164.2 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $29.3 million primarily attributable to increases in regulatory and service programs, including the impact of new rates at Columbia Gas of Virginia and Columbia Gas of Massachusetts and the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program.

Operating expenses, excluding the impact of trackers, increased by $19.7 million due primarily to increased outside service costs, higher depreciation, and increased employee and administrative costs.

Corporate and Other Operations reported an operating earnings loss of $9.2 million for the three months ended December 31, 2014, compared to operating earnings of $4.1 million for the comparable prior period. The change is primarily due to increased employee and administrative costs.

Other Items
Interest expense increased by $5.3 million due to the expiration of interest rate swaps in July 2014, decreased AFUDC (Allowance for Funds Used During Construction) balances and the issuance of long-term debt in August 2014, partially offset by the maturity of long-term debt in July 2014.

Other, net reflected income of $1.1 million compared to income of $2.1 million in 2013.

The effective tax rate of net operating earnings was 35.0 percent compared to 35.8 percent for the same period last year.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Indiana, is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to various risks and uncertainties. Examples of forward-looking statements in this release include statements and expectations regarding the timing of the separation, as well as NiSource’s business following the separation and the leadership of NiSource and Columbia Pipeline Group, Inc. following the separation. Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this release include, among other things, the timing to consummate the transactions described herein; the risk that a condition to consummation is not satisfied; disruption to operations as a result of the proposed transactions; the inability of one or more of the businesses to operate independently following the completion of the proposed transactions; weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource's businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; actual operating experience of NiSource’s assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk, and the matters set forth in the “Risk Factors” section in NiSource’s 2013 Form 10-K and subsequent NiSource filings of Form 10-Q, many of which are beyond the control of NiSource. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Future earnings and other financial projections are illustrative only and do not constitute guidance by the Company. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

The potential distribution of CPG shares is subject to the satisfaction of a number of conditions, including the final approval of NiSource’s Board of Directors. There is no assurance that such distribution will in fact occur.

NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions, except per share amounts)	2014	2013	2014	2013
Net Revenues
Gas Distribution	$718.3	$683.5	$2,578.4	$2,225.3
Gas Transportation and Storage	522.4	461.3	1,872.7	1,646.4
Electric	392.1	386.2	1,677.1	1,563.2
Other	57.1	61.6	328.1	224.4
Gross Revenues	1,689.9	1,592.6	6,456.3	5,659.3
Cost of Sales (excluding depreciation and amortization)	560.8	547.1	2,224.2	1,815.5
Total Net Revenues	1,129.1	1,045.5	4,232.1	3,843.8
Operating Expenses
Operation and maintenance	438.6	403.5	1,633.7	1,519.2
Operation and maintenance - trackers	123.6	94.8	483.4	354.7
Depreciation and amortization	153.5	145.9	602.4	573.6
Depreciation and amortization - trackers	1.2	—	3.1	3.7
Gain on sale of assets	(13.7)	(7.3)	(34.5)	(18.4)
Other taxes	57.1	60.5	246.4	235.9
Other taxes - trackers	20.7	18.4	73.9	64.7
Total Operating Expenses	781.0	715.8	3,008.4	2,733.4
Equity Earnings in Unconsolidated Affiliates	13.7	10.3	46.6	35.9
Operating Earnings	361.8	340.0	1,270.3	1,146.3
Other Income (Deductions)
Interest expense, net	(115.8)	(110.5)	(443.6)	(414.8)
Other, net	1.1	2.1	22.3	24.2
Total Other Deductions	(114.7)	(108.4)	(421.3)	(390.6)
Operating Earnings From Continuing Operations
Before Income Taxes	247.1	231.6	849.0	755.7
Income Taxes	86.4	82.9	306.5	261.8
Net Operating Earnings from Continuing Operations	160.7	148.7	542.5	493.9
GAAP Adjustment	(6.4)	4.3	(11.8)	(3.0)
GAAP Income from Continuing Operations	$154.3	$153.0	$530.7	$490.9
Basic Net Operating Earnings Per Share from Continuing Operations	$0.51	$0.47	$1.72	$1.58
GAAP Basic Earnings Per Share from Continuing Operations	$0.49	$0.49	$1.68	$1.57
Basic Average Common Shares Outstanding	315.8	313.4	315.1	312.4

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gas Distribution Operations
(in millions)	2014	2013	2014	2013
Net Revenues
Sales revenues	$999.0	$924.6	$3,574.5	$3,056.0
Less: Cost of gas sold	467.9	455.0	1,762.7	1,419.7
Net Revenues	531.1	469.6	1,811.8	1,636.3
Operating Expenses
Operation and maintenance	197.7	181.9	763.6	728.1
Operation and maintenance - trackers	58.2	28.3	136.7	96.7
Depreciation and amortization	55.9	51.7	217.6	201.4
Other taxes	24.8	25.1	102.6	96.6
Other taxes - trackers	20.7	18.4	73.9	64.7
Total Operating Expenses	357.3	305.4	1,294.4	1,187.5
Operating Earnings	$173.8	$164.2	$517.4	$448.8
GAAP Adjustment	0.8	2.1	19.6	(3.4)
GAAP Operating Income	$174.6	$166.3	$537.0	$445.4

	Three Months Ended December 31,		Twelve Months Ended December 31,
Columbia Pipeline Group Operations
(in millions)	2014	2013	2014	2013
Net Revenues
Transportation revenues	$239.3	$215.8	$837.1	$774.7
Storage revenues	48.9	48.6	197.2	196.4
Other revenues	52.3	57.5	312.9	208.7
Total Operating Revenues	340.5	321.9	1,347.2	1,179.8
Less: Cost of sales	0.1	0.1	0.3	0.4
Net Revenues	340.4	321.8	1,346.9	1,179.4
Operating Expenses
Operation and maintenance	127.3	117.0	429.2	389.4
Operation and maintenance - trackers	59.1	58.4	322.4	234.0
Depreciation and amortization	30.9	28.0	118.6	106.9
Gain on sale of assets	(13.7)	(7.3)	(34.5)	(18.4)
Other taxes	16.8	15.6	67.1	62.2
Total Operating Expenses	220.4	211.7	902.8	774.1
Equity Earnings in Unconsolidated Affiliates	13.7	10.3	46.6	35.9
Operating Earnings	$133.7	$120.4	$490.7	$441.2
GAAP Adjustment	—	—	—	0.2
GAAP Operating Income	$133.7	$120.4	$490.7	$441.4

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Electric Operations
(in millions)	2014	2013	2014	2013
Net Revenues
Sales revenues	$392.4	$386.6	$1,678.5	$1,564.8
Less: Cost of sales	135.5	134.2	609.7	542.6
Net Revenues	256.9	252.4	1,068.8	1,022.2
Operating Expenses
Operation and maintenance	113.4	116.8	450.6	424.6
Operation and maintenance - trackers	6.3	8.1	24.3	24.0
Depreciation and amortization	60.3	60.2	241.3	240.7
Depreciation and amortization - trackers	1.2	—	3.1	3.7
Other taxes	12.2	16.0	61.8	63.9
Total Operating Expenses	193.4	201.1	781.1	756.9
Operating Earnings	$63.5	$51.3	$287.7	$265.3
GAAP Adjustment	0.5	2.0	(5.0)	0.2
GAAP Operating Income	$64.0	$53.3	$282.7	$265.5

	Three Months Ended December 31,		Twelve Months Ended December 31,
Corporate and Other Operations
(in millions)	2014	2013	2014	2013
Operating (Loss) Earnings	$(9.2)	$4.1	$(25.5)	$(9.0)
GAAP Adjustment	(11.8)	—	(22.5)	0.1
GAAP Operating (Loss) Income	$(21.0)	$4.1	$(48.0)	$(8.9)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended December 31,		Twelve Months Ended December 31,

Gas Distribution Operations	2014	2013	2014	2013
Sales and Transportation (MMDth)
Residential	88.3	90.3	295.2	272.3
Commercial	54.6	54.4	189.6	172.9
Industrial	128.2	127.1	512.9	494.5
Off System	9.3	14.7	44.9	70.4
Other	—	—	(0.1)	0.4
Total	280.4	286.5	1,042.5	1,010.5
Weather Adjustment	(2.6)	(3.9)	(36.4)	(3.4)
Sales and Transportation Volumes - Excluding Weather	277.8	282.6	1,006.1	1,007.1

Heating Degree Days	2,084	2,122	6,176	5,698
Normal Heating Degree Days	2,034	2,034	5,610	5,610
% Colder than Normal	2%	4%	10%	2%
Customers
Residential			3,098,052	3,079,575
Commercial			282,749	281,535
Industrial			7,637	7,663
Other			15	22
Total			3,388,453	3,368,795

	Three Months Ended December 31,		Twelve Months Ended December 31,

Columbia Pipeline Group Operations	2014	2013	2014	2013
Throughput (MMDth)
Columbia Transmission	355.5	356.2	1,379.4	1,354.3
Columbia Gulf	153.4	149.0	626.7	643.0
Crossroads Pipeline	4.3	4.5	16.7	16.9
Intrasegment eliminations	(23.4)	(27.6)	(128.7)	(239.4)
Total	489.8	482.1	1,894.1	1,774.8

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended December 31,		Twelve Months Ended December 31,

Electric Operations	2014	2013	2014	2013
Sales (Gigawatt Hours)
Residential	779.6	811.0	3,384.2	3,444.7
Commercial	932.2	952.0	3,864.2	3,881.9
Industrial	2,546.6	2,426.6	10,114.2	9,339.7
Wholesale	190.2	5.1	675.5	669.7
Other	43.5	40.5	148.2	132.0
Total	4,492.1	4,235.2	18,186.3	17,468.0
Weather Adjustment	(7.0)	(28.9)	72.3	(2.4)
Sales Volumes - Excluding Weather	4,485.1	4,206.3	18,258.6	17,465.6

Cooling Degree Days			663	798
Normal Cooling Degree Days			806	806
% Colder than Normal			(18)%	(1)%
Electric Customers
Residential			403,272	402,638
Commercial			54,635	54,452
Industrial			2,352	2,374
Wholesale			751	725
Other			5	5
Total			461,015	460,194

NiSource Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended December 31,		Twelve Months Ended December 31,

(in millions, except per share amounts)	2014	2013	2014	2013
Net Operating Earnings from Continuing Operations (Non-GAAP)	$160.7	$148.7	$542.5	$493.9
Items excluded from operating earnings
Net Revenues:
Weather - compared to normal	1.3	4.1	14.3	1.2
Settlement agreement	—	—	—	(3.2)
Operating Expenses:
Transaction costs	(10.3)	—	(19.2)	—
Loss on sale of assets and asset impairments	(1.5)	—	(3.0)	(0.9)
Total items excluded from operating earnings	(10.5)	4.1	(7.9)	(2.9)
Other Deductions:
Tax effect of above items	4.1	(1.7)	3.1	1.1
Income taxes - discrete items	—	1.9	(7.0)	(1.2)
Total items excluded from net operating earnings	(6.4)	4.3	(11.8)	(3.0)
Reported Income from Continuing Operations - GAAP	$154.3	$153.0	$530.7	$490.9
Basic Average Common Shares Outstanding	315.8	313.4	315.1	312.4
Basic Net Operating Earnings Per Share from Continuing Operations	$0.51	$0.47	$1.72	$1.58
Items excluded from net operating earnings (after-tax)	(0.02)	0.02	(0.04)	(0.01)
GAAP Basic Earnings Per Share from Continuing Operations	$0.49	$0.49	$1.68	$1.57

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Quarter ended December 31,

2014 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$173.8	$133.7	$63.5	$(9.2)	$361.8
Net Revenues:
Weather - compared to normal	0.8	—	0.5	—	1.3
Total Impact - Net Revenues	0.8	—	0.5	—	1.3
Operating Expenses:
Transaction costs	—	—	—	(10.3)	(10.3)
Loss on sale of assets and asset impairments	—	—	—	(1.5)	(1.5)
Total Impact - Operating Expenses	—	—	—	(11.8)	(11.8)
Total Impact - Operating Income (Loss)	$0.8	$—	$0.5	$(11.8)	$(10.5)
Operating Income (Loss) - GAAP	$174.6	$133.7	$64.0	$(21.0)	$351.3

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings	$164.2	$120.4	$51.3	$4.1	$340.0
Net Revenues:
Weather - compared to normal	2.1	—	2.0	—	4.1
Total Impact - Net Revenues	2.1	—	2.0	—	4.1
Total Impact - Operating Expenses	—	—	—	—	—
Total Impact - Operating Income	$2.1	$—	$2.0	$—	$4.1
Operating Income - GAAP	$166.3	$120.4	$53.3	$4.1	$344.1

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Twelve Months ended December 31,

2014 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$517.4	$490.7	$287.7	$(25.5)	$1,270.3
Net Revenues:
Weather - compared to normal	19.4	—	(5.1)	—	14.3
Total Impact - Net Revenues	19.4	—	(5.1)	—	14.3
Operating Expenses:
Transaction costs	—	—	—	(19.2)	(19.2)
Gain (Loss) on sale of assets and asset impairments	0.2	—	0.1	(3.3)	(3.0)
Total Impact - Operating Expenses	0.2	—	0.1	(22.5)	(22.2)
Total Impact - Operating Income (Loss)	$19.6	$—	$(5.0)	$(22.5)	$(7.9)
Operating Income (Loss) - GAAP	$537.0	$490.7	$282.7	$(48.0)	$1,262.4

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$448.8	$441.2	$265.3	$(9.0)	$1,146.3
Net Revenues:
Weather - compared to normal	1.0	—	0.2	—	1.2
Settlement agreement	(3.2)	—	—	—	(3.2)
Total Impact - Net Revenues	(2.2)	—	0.2	—	(2.0)
Operating Expenses:
(Loss) Gain on sale of assets and asset impairments	(1.2)	0.2	—	0.1	(0.9)
Total Impact - Operating Expenses	(1.2)	0.2	—	0.1	(0.9)
Total Impact - Operating (Loss) Income	$(3.4)	$0.2	$0.2	$0.1	$(2.9)
Operating Income (Loss) - GAAP	$445.4	$441.4	$265.5	$(8.9)	$1,143.4

NiSource Inc.
Consolidated Income Statements (GAAP)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2014	2013	2014	2013
Net Revenues
Gas Distribution	$719.0	$685.7	$2,597.8	$2,226.3
Gas Transportation and Storage	522.4	461.3	1,872.7	1,643.2
Electric	392.6	388.2	1,672.0	1,563.4
Other	57.1	61.6	328.1	224.4
Gross Revenues	1,691.1	1,596.8	6,470.6	5,657.3
Cost of Sales (excluding depreciation and amortization)	560.7	547.2	2,224.2	1,815.5
Total Net Revenues	1,130.4	1,049.6	4,246.4	3,841.8
Operating Expenses
Operation and maintenance	572.5	498.3	2,136.3	1,873.9
Depreciation and amortization	154.7	145.9	605.5	577.3
Gain on sale of assets and impairment, net	(12.2)	(7.3)	(31.5)	(17.5)
Other taxes	77.8	78.9	320.3	300.6
Total Operating Expenses	792.8	715.8	3,030.6	2,734.3
Equity Earnings in Unconsolidated Affiliates	13.7	10.3	46.6	35.9
Operating Income	351.3	344.1	1,262.4	1,143.4
Other Income (Deductions)
Interest expense, net	(115.8)	(110.5)	(443.6)	(414.8)
Other, net	1.1	2.1	22.3	24.2
Total Other Deductions	(114.7)	(108.4)	(421.3)	(390.6)
Income from Continuing Operations before Income Taxes	236.6	235.7	841.1	752.8
Income Taxes	82.3	82.7	310.4	261.9
Income from Continuing Operations	154.3	153.0	530.7	490.9
(Loss) Income from Discontinued Operations - net of taxes	(0.1)	(1.2)	(0.7)	6.3
Gain on Disposition of Discontinued Operations - net of taxes	—	—	—	34.9
Net Income	$154.2	$151.8	$530.0	$532.1
Basic Earnings Per Share
Continuing operations	$0.49	$0.49	$1.68	$1.57
Discontinued operations	—	(0.01)	—	0.13
Basic Earnings Per Share	$0.49	$0.48	$1.68	$1.70
Diluted Earnings Per Share
Continuing operations	$0.49	$0.49	$1.67	$1.57
Discontinued operations	—	(0.01)	—	0.13
Diluted Earnings Per Share	$0.49	$0.48	$1.67	$1.70
Basic Average Common Shares Outstanding	315.8	313.4	315.1	312.4
Diluted Average Common Shares	317.5	314.8	316.6	313.6

NiSource Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	December 31, 2014	December 31, 2013
ASSETS
Property, Plant and Equipment
Utility plant	$25,234.8	$23,303.7
Accumulated depreciation and amortization	(9,578.6)	(9,256.5)
Net utility plant	15,656.2	14,047.2
Other property, at cost, less accumulated depreciation	360.9	317.9
Net Property, Plant and Equipment	16,017.1	14,365.1
Investments and Other Assets
Unconsolidated affiliates	452.6	373.7
Other investments	210.4	204.0
Total Investments and Other Assets	663.0	577.7
Current Assets
Cash and cash equivalents	25.4	26.8
Restricted cash	24.9	8.0
Accounts receivable (less reserve of $25.2 and $23.5, respectively)	1,070.1	1,005.8
Gas inventory	445.1	354.6
Underrecovered gas and fuel costs	32.0	46.4
Materials and supplies, at average cost	106.0	101.2
Electric production fuel, at average cost	64.8	44.6
Exchange gas receivable	63.1	70.6
Regulatory assets	193.5	142.8
Deferred income taxes	272.1	175.3
Prepayments and other	169.5	183.1
Total Current Assets	2,466.5	2,159.2
Other Assets
Regulatory assets	1,696.4	1,522.2
Goodwill	3,666.2	3,666.2
Intangible assets	264.7	275.7
Deferred charges and other	92.4	87.8
Total Other Assets	5,719.7	5,551.9
Total Assets	$24,866.3	$22,653.9

NiSource Inc.
Consolidated Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except share amounts)	December 31, 2014	December 31, 2013
CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock - $0.01 par value, 400,000,000 shares authorized; 316,037,421 and 313,675,911 shares outstanding, respectively	$3.2	$3.2
Additional paid-in capital	4,787.6	4,690.1
Retained earnings	1,494.0	1,285.5
Accumulated other comprehensive loss	(50.6)	(43.6)
Treasury stock	(58.9)	(48.6)
Total Common Stockholders’ Equity	6,175.3	5,886.6
Long-term debt, excluding amounts due within one year	8,155.9	7,593.2
Total Capitalization	14,331.2	13,479.8
Current Liabilities
Current portion of long-term debt	266.6	542.1
Short-term borrowings	1,576.9	698.7
Accounts payable	670.6	619.0
Customer deposits and credits	294.3	262.6
Taxes accrued	266.7	254.8
Interest accrued	140.7	136.4
Overrecovered gas and fuel costs	45.6	32.2
Exchange gas payable	136.2	186.4
Deferred revenue	25.6	18.5
Regulatory liabilities	62.4	60.2
Accrued capital expenditures	61.1	26.7
Accrued liability for postretirement and postemployment benefits	5.9	6.2
Legal and environmental	24.2	32.3
Other accruals	378.1	302.3
Total Current Liabilities	3,954.9	3,178.4
Other Liabilities and Deferred Credits
Deferred income taxes	3,661.6	3,277.8
Deferred investment tax credits	17.3	20.9
Deferred credits	101.1	91.9
Deferred revenue	—	17.1
Accrued liability for postretirement and postemployment benefits	675.9	527.5
Regulatory liabilities	1,673.8	1,669.8
Asset retirement obligations	159.4	174.4
Other noncurrent liabilities	291.1	216.3
Total Other Liabilities and Deferred Credits	6,580.2	5,995.7
Commitments and Contingencies	—	—
Total Capitalization and Liabilities	$24,866.3	$22,653.9

NiSource Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Year Ended December 31, (in millions)	2014	2013
Operating Activities
Net Income	$530.0	$532.1
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	605.5	577.3
Net changes in price risk management assets and liabilities	2.6	2.6
Deferred income taxes and investment tax credits	299.1	287.4
Deferred revenue	1.5	(7.2)
Stock compensation expense and 401(k) profit sharing contribution	72.3	50.7
Gain on sale of assets and impairments, net	(31.5)	(17.5)
Income from unconsolidated affiliates	(45.8)	(35.7)
Gain on disposition of discontinued operations - net of taxes	—	(34.9)
Loss (Income) from discontinued operations - net of taxes	0.7	(6.3)
Amortization of discount/premium on debt	10.0	9.4
AFUDC equity	(21.7)	(18.5)
Distributions of earnings received from equity investees	37.8	32.1
Changes in Assets and Liabilities
Accounts receivable	(63.1)	(94.8)
Income tax receivable	3.3	125.9
Inventories	(119.9)	(9.2)
Accounts payable	37.6	67.8
Customer deposits and credits	107.3	(6.9)
Taxes accrued	9.8	2.6
Interest accrued	4.3	3.8
Overrecovered gas and fuel costs	27.9	8.6
Exchange gas receivable/payable	(42.8)	21.0
Other accruals	5.1	2.2
Prepayments and other current assets	(10.1)	(17.0)
Regulatory assets/liabilities	(246.6)	479.1
Postretirement and postemployment benefits	138.2	(549.1)
Deferred credits	13.0	10.5
Deferred charges and other noncurrent assets	(0.4)	20.3
Other noncurrent liabilities	(3.1)	(9.5)
Net Operating Activities from Continuing Operations	1,321.0	1,426.8
Net Operating Activities (used for) from Discontinued Operations	(1.4)	10.0
Net Cash Flows from Operating Activities	1,319.6	1,436.8
Investing Activities
Capital expenditures	(2,028.5)	(1,879.9)
Insurance recoveries	11.3	6.4
Proceeds from disposition of assets	12.8	18.0
Restricted cash (deposits) withdrawals	(17.1)	38.7
Contributions to equity investees	(69.2)	(125.4)
Other investing activities	(25.9)	(67.9)
Net Investing Activities used for Continuing Operations	(2,116.6)	(2,010.1)
Net Investing Activities from Discontinued Operations	—	118.7
Net Cash Flows used for Investing Activities	(2,116.6)	(1,891.4)
Financing Activities
Issuance of long-term debt	748.4	1,307.6
Repayments of long-term debt and capital lease obligations	(521.0)	(510.9)
Premiums and other debt related costs	(8.7)	(3.2)
Change in short-term debt, net	878.1	(78.1)
Issuance of common stock	30.3	43.7
Acquisition of treasury stock	(10.2)	(8.1)
Dividends paid - common stock	(321.3)	(305.9)
Net Cash Flows from Financing Activities	795.6	445.1
Change in cash and cash equivalents used for continuing operations	—	(138.2)
Change in cash and cash equivalents (used for) from discontinued operations	(1.4)	128.7
Cash and cash equivalents at beginning of period	26.8	36.3
Cash and Cash Equivalents at End of Period	$25.4	$26.8